Exhibit 3.2
AMENDED AND RESTATED BY-LAWS
OF
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
Adopted November 7, 2006
ARTICLE 1 OFFICES
1.1 Registered Office. The registered office of Diamond Management & Technology Consultants, Inc. (the “Corporation”) in the State of Delaware shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the Corporation’s registered agent at such address shall be The Prentice-Hall Corporation System, Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.
1.2 Other Offices. The Corporation may have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine are required by the business of the Corporation.
ARTICLE 2 STOCKHOLDERS
2.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly come before it at such date, time and place as may be fixed by resolution of the Board of Directors from time to time.
2.2 Advance Notice of Business at Annual Meeting.
     (a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought properly before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, the Chairman of the Board or the Secretary of the Corporation, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, the Chairman of the Board or the Secretary of the Corporation, or (iii) properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be brought properly before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Chairman of the Board or the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the Corporation’s immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
     (b) Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2; provided, however, that nothing in this Section 2.2 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.
     (c) The chairperson of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure, and if the chairperson should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
2.3 Nomination of Directors.
     (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Restated Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.3 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 2.3.
     (b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
     (c) To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the Corporation’s immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
     (d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
     (e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.3. If the chairperson of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
2.4 Special Meetings. Special meetings of stockholders for any purpose, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors or the Secretary at the written request of the Board of Directors pursuant to a resolution duly adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). Business transacted at any special meeting shall be confined to the purpose or purposes stated in the notice of such special meeting.
2.5 Place of Meetings. Meetings of stockholders of the Corporation shall be held at the place designated by the Board of Directors in the notice of the meeting, but if no designation is made, then at the principal executive office of the Corporation.
2.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or by the President, or in the absence of the Chairman of the Board and President, by a chairperson designated by the Board of Directors, or in the absence of such designation, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.7 Notice of Stockholders’ Meetings. Notice of each meeting of stockholders stating the place, date, time, and, in the case of special meetings, the purpose or purposes of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting unless otherwise required by statute. All such notices shall be in writing and delivered to stockholders as their addresses appear on the records of the Corporation. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre-paid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
2.8 Record Dates.
     (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty nor less than ten days before the date of such meeting or any other action requiring a determination of stockholders.
     (b) If no record date is fixed by the Board of Directors as provided in Section 2.8(a),

then:
(i)	The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

(ii)	The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolutions relating thereto.
2.9 Stockholders’ List. The Secretary shall obtain, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
2.10 Quorum. A majority of the shares entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for all purposes.
2.11 Voting.
     (a) Except as otherwise provided by the Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question.
     (b) Voting at meetings of stockholders need not be by written ballot and need not be conducted by Inspectors of Election unless so required by Section 2.13 of these By-Laws or so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such meeting. Unless otherwise provided in the Restated Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors which are present in person or by proxy at the meeting. Each other question shall, unless otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.
2.12 Proxies.
     (a) Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy filed with the Secretary before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

     (b) A stockholder may authorize another person or persons to act for such stockholder as proxy (i) by executing a writing authorizing such person or persons to act as such, which execution may be accomplished by such stockholder or such stockholder’s authorized officer, director, partner, employee or agent (or, if the stock is held in a trust or estate, by a trustee, executor or administrator thereof) signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (a “Transmission”) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such Transmission; provided that any such Transmission must either set forth or be submitted with information from which it can be determined that such Transmission was authorized by such stockholder.
     (c) Any Inspector or Inspectors appointed pursuant to Section 2.13 of these By-Laws shall examine Transmissions to determine if they are valid. If no Inspector or Inspectors are so appointed, the Secretary or such other person or persons as shall be appointed from time to time by the Board of Directors shall examine Transmissions to determine if they are valid. If it is determined a Transmission is valid, the person or persons making that determination shall specify the information upon which such person or persons relied. Any copy, facsimile telecommunication or other reliable reproduction of such a writing or Transmission may be substituted or used in lieu of the original writing or Transmission for any and all purposes for which the original writing or Transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or Transmission.
2.13 Voting Procedures and Inspectors of Election.
     (a) The Board of Directors, in advance of any meeting of stockholders, shall appoint one or more inspectors (individually an “Inspector,” and collectively the “Inspectors”) to act at such meeting and make a written report thereof. . The Board of Directors may designate one or more persons as alternate Inspectors to replace any Inspector who shall fail to act. If no Inspector or alternate is able to act at such meeting, the chairperson of the meeting may appoint one or more other persons to act as Inspectors. Each Inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of Inspector with strict impartiality and according to the best of his or her ability.
     (b) The Inspectors shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (ii) determine the number of shares of stock of the Corporation present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the Inspectors and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots. The Inspectors may appoint or retain other persons or entities to assist them in the performance of their duties.
     (c) The date and time of the opening and closing of the polls for each matter upon which stockholders will vote at a meeting shall be announced at such meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by any stockholder shall determine otherwise.

     (d) In determining the validity and counting of proxies and ballots, the Inspectors shall be limited to an examination of the proxies, any envelopes submitted with such proxies, any information referred to in paragraphs (b) and (c) of Section 2.12 of these By-Laws, ballots and the regular books and records of the Corporation, except that the Inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by a stockholder of record to cast or more votes than such stockholder holds of record. If the Inspectors consider other reliable information for the limited purpose permitted herein, the Inspectors, at the time they make their certification pursuant to paragraph (b) of this Section 2.13, shall specify the precise information considered by them, including the person or persons from whom such information was obtained, when and the means by which such information was obtained and the basis for the Inspectors’ belief that such information is accurate and reliable.
ARTICLE 3 DIRECTORS
3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
3.2 Number, Election and Term of Office. Pursuant to the Corporation’s Certificate of Incorporation, the number of directors shall be not less than five nor more than fifteen, the exact number of directors to be fixed from time to time by resolution by the affirmative vote of a majority of the Whole Board. The Board of Directors shall be divided into three classes, each class consisting of approximately one-third of the total number of directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders. All directors so elected shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.
3.3 Removal; Resignation. Any director or the entire Board of Directors may be removed at any time, but only with cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote thereon at a duly constituted meeting of the stockholders called for such purpose. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal shall be considered at such meeting. Any director may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.
3.4 Vacancies. Vacancies occurring on the Board of Directors and newly created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which such director has been elected expires and until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation or removal in a manner permitted by statute or these By-Laws. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.5 Place of Meetings. The place of any meeting of the Board of Directors may be either in or outside the State of Delaware.

3.6 Annual Meetings. The annual meeting of each newly elected Board of Directors shall be held without other notice than this By-Law immediately after, on the same day and at the same place as the annual meeting of stockholders for such year.
3.7 Regular Meetings. Regular meetings of the Board of Directors shall be held at such dates, times and places as the Board of Directors may by resolution from time to time determine without other notice than such resolution. The Board of Directors shall have authority to change the time and place of any regular meeting previously fixed, and such regular meeting may be held without further notice to any director. Additional regular meetings of the Board of Directors may be held without call or notice at such times as shall be fixed by resolution of the Board of Directors.
3.8 Special Meetings. Special meetings of the Board of Directors may be called at the request of the Chairman or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the date, time and place of the meeting.
3.9 Notice.
     (a) Notice of each special meeting of the Board of Directors shall be given to each director not less than 24 hours prior to the meeting and shall be deemed given when communicated to the director (i) in person or by telephone, (ii) electronically by email or facsimile, receipt acknowledged, (iii) at the time and on the date shown on the delivery confirmation for nationally recognized courier, or (iv) on the second business day following deposit in the United States mail, in each case at the director’s telephone or facsimile number, email or street address appearing on the records of the Corporation.
     (b) Meetings of the Board of Directors may be held at any time and for any purpose without notice when all members are present or if those not present waive notice in accordance with Article 4.
3.10 Quorum and Voting. Except as provided in Section 3.4, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business at all meetings of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The act of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Directors present at a meeting at which a quorum initially is present may continue to transact business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum.
3.11 Committees. The Board of Directors may from time to time in its discretion, by resolution passed by a majority of the Whole Board, designate and appoint from the directors committees of one or more of the directors that shall have and may exercise such lawfully delegable powers and duties conferred or authorized by the resolutions of designation and appointment. The Board of Directors shall have power at any time to change the members of any such committee, to fill vacancies and to discharge any such committee.
3.12 Attendance by Conference Telephone. Members of the Board of Directors or any committee thereof may participate in and act at any meeting by means of conference telephone or similar communications equipment that permits all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

3.13 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
3.14 Compensation of Directors. The Board of Directors shall fix the compensation of all directors for their services to the Corporation as directors and as members of committees of the Board of Directors. The directors may be paid their expenses of attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors of which they are members.
ARTICLE 4 WAIVER OF NOTICE
Whenever any notice is required, a waiver thereof signed by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of any person at any meeting of stockholders or directors shall constitute a waiver of notice of such meeting, except when such person attends only for the express purpose of objecting, at the beginning of the meeting (or in the case of a director’s meeting, promptly upon such director’s arrival), to the transaction of any business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
ARTICLE 5 OFFICERS
5.1 General The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board of Directors; a Chief Executive Officer; a President; a Chief Financial Officer; a Chief Administrative Officer; one or more Vice Presidents; a Secretary; one or more Assistant Secretaries; a Treasurer; one or more Assistant Treasurers; a Controller; and such other officers as in the judgment of the Board of Directors may be necessary or desirable. All officers chosen by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 5. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or any committee thereof. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Restated Certificate of Incorporation or these Amended and Restated By-Laws. The officers of the Corporation need not be stockholders or directors of the Corporation.
5.2 Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after the annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. New offices may be created and filled at any meeting of the Board of Directors. Each officer shall hold office until his or her successor is elected and has qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Election of an officer shall not of itself create contract rights, except as may otherwise be provided by the General Corporation Law of the State of Delaware, the Corporation’s Restated Certificate of Incorporation or the By-Laws.
5.3 Chairman of the Board of Directors. Subject to control and supervision by the Board of Directors, the Chairman of the Board shall have general oversight of the Corporation’s business and general supervision of its policies and affairs. He or she shall preside at all meetings of the stockholders and the Board of Directors and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.
5.4 President and Chief Executive Officer. Subject to control and supervision by the Board of Directors, the President and Chief Executive Officer shall (i) be the principal executive officer of the Corporation and shall have general management of the administration and operation of the Corporation’s business; (ii) have power to appoint officers for any operating unit that, as such, shall not be officers of the Corporation; and (iii) have such other powers and perform such other duties provided in these By-Laws or as may be assigned by the Board of Directors.
5.5 Chief Financial Officer. Subject to control and supervision by the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall have the powers and duties assigned by the Board of Directors or the Chief Executive Officer and have the usual powers and duties pertaining to the office.
5.6 Chief Administrative Officer. Subject to control and supervision by the Board of Directors and the Chief Executive Officer, the Chief Administrative Officer shall have the powers and duties assigned by the Board of Directors or the Chief Executive Officer and have the usual powers and duties pertaining to the office.
5.7 Vice Presidents. Each Vice President shall have the powers and duties provided in these By-Laws or assigned by the Board of Directors or the Chief Executive Officer. The Chief Executive Officer may designate one or more of such Vice Presidents as Executive, Senior or Assistant Vice Presidents.
5.8 Secretary. Subject to control and supervision by the Board of Directors, the Chairman of the Board and the Chief Executive Officer, the Secretary shall attend and record proceedings of meetings of stockholders and directors; have such other powers and duties provided in these By-Laws or assigned by the Board of Directors, the Chairman of the Board or the Chief Executive Officer; and have the usual powers and duties pertaining to the office.
5.9 Treasurer. Subject to control and supervision by the Board of Directors, the Chief Executive Officer and the Chief Financial Officer, the Treasurer shall propose financial policies, negotiate loans and have custody of the funds and securities of the Corporation; have such other powers and duties provided by these By-Laws or assigned by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer; and have the usual powers and duties pertaining to the office.
5.10 Delegation. The Board of Directors may from time to time assign or delegate the powers, authorities or duties of the Chairman of the Board, the President and Chief Executive Officer or any officer or agent to any other officers or agents, notwithstanding any other provision hereof.
ARTICLE 6 INDEMNIFICATION
6.1 Litigation Brought By Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (an “Action”) (other than an Action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (a “Corporate Person”), or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (collectively, an “Authorized Capacity”) of or for another corporation, unincorporated association, business trust, partnership, joint venture, employee benefit plan, individual or other legal entity, whether or not organized or formed for profit (collectively, “Another Entity”), against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action (“Expenses”) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.
6.2 Litigation by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Corporate Person, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against Expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such Action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or equity or other court shall deem proper.
6.3 Successful Defense. To the extent that a person who is or was a Corporate Person or who is or was serving in an Authorized Capacity of or for Another Entity at the request of the Corporation and has been successful on the merits or otherwise in defense of any Action referred to in Section 6.1 or 6.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against Expenses actually and reasonably incurred by him or her in connection therewith.
6.4 Determination of Conduct. Any indemnification under Section 6.1 or 6.2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections 6.1 or 6.2. Such determination shall be made by a majority vote of the directors who are not parties to such Action even though less than a quorum; by a committee of such directors designated by majority vote of such directors even though less than a quorum; if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or by the stockholders.
6.5 Advance Payment. The Corporation shall advance Expenses reasonably incurred by any Corporate Person in any Action in advance of the final disposition thereof upon the undertaking by or on behalf of such party to repay the advance unless it is ultimately determined that such party is entitled to indemnification hereunder, if (a) the indemnitee furnishes the Corporation a written affirmation of his or her good faith belief that he or she has satisfied the standard of conduct in Section 6.1 or 6.2 and (b) a determination is made by those making the decision pursuant to Section 6.4 that the facts then known would not preclude indemnification under these By-Laws.
6.6 By-Law Not Exclusive. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or participant and shall inure to the benefit of the heirs, executors and administrators of such a person.
6.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the General Corporation Law of the State of Delaware.
6.8 Further Indemnification. The Chairman may grant to any employee or agent of the Corporation or its affiliates rights to indemnification and to be paid expenses incurred in defending any proceeding in advance of its final disposition.
6.9 Definition of Corporation. For purposes of this Article 6, references to “the Corporation” shall include, in addition to the surviving or resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article 6 with respect to the surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
6.10 Other Enterprises. For purposes of this Article 6, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants or beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 6.
6.11 Change in Law. Notwithstanding the foregoing provisions of Article 6, the Corporation shall indemnify any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity to the full extent permitted by the General Corporation Law of the State of Delaware or by any other applicable law, as may from time to time be in effect.
6.12 Jurisdiction in Court of Chancery. The Delaware Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145, Chapter 1, Title 8, Delaware Code or these By-Laws or under any agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Court of Chancery may summarily determine the Corporation’s obligation to advance Expenses.
ARTICLE 7 GENERAL PROVISIONS
7.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
7.2 Voting Securities Owned By Corporation. Unless the Board of Directors shall have otherwise provided generally, or in a specific instance, the Chairman of the Board, the Chief Executive Officer or any Vice President acting singly may (i) execute and deliver on behalf of the Corporation proxies on stock owned by the Corporation appointing a person or persons to represent and vote such stock at any meeting of stockholders, with full power of substitution, and alter or rescind such appointment; (ii) attend and vote at any meeting of stockholders of any corporation in which the Corporation holds stock; (iii) exercise any and all rights and powers incident to the ownership of such stock, which, as the owner thereof, the Corporation might have possessed and exercised if present; and (iv) execute and deliver such forms of transfer or assignment customary or necessary to effect a transfer of stock or other securities standing in the name of the Corporation.
7.3 Seal. The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise set forth on any document or instrument of the Corporation.
7.4 Severability. If any provision of these By-Laws or its application to any person or circumstance is held invalid, the remainder or these By-Laws and the application of such provision to other persons or circumstances shall not be affected thereby.
7.5 Amendment of By-Laws by the Board of Directors. These By-Laws may be altered, amended, or repealed, or new By-Laws may be adopted, by the affirmative vote of a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose.
7.6 Amendment of By-Laws by the Stockholders. These By-Laws may be altered, amended or repealed, or new By-Laws may be adopted, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote thereon at a duly constituted meeting of the stockholders called for such purpose.